Exhibit 99.3
REPUBLIC SERVICES
EMPLOYEE EMAIL
Dear Republic Services Employee,
Today, I am very pleased to announce that Republic Services and Allied Waste are merging to firmly establish one of the nation’s leading waste and environmental services providers. The combined company, which will be named Republic Services, Inc., will be headquartered in Phoenix, Arizona. We have attached today’s press release to this email. It will answer many of your questions about the announcement.
Republic and Allied share many of the same values, including a strong commitment to excellent customer service. The combination of our two companies will unite the strengths of two great companies and integrate executives from both teams, building on both companies’ foundations of profitable growth.
We will blend the best practices and complementary assets of the two companies to provide significant operating efficiencies, unmatched customer service and better opportunities for employees. Over the near term, very little will change for the vast majority of our employees. Over the longer term, we believe our employees will benefit from the enhanced career opportunities that result from a larger, stronger company positioned for future success.
Until the completion of the merger, which is expected by the end of the year, it will be business as usual for Republic. In fact, we must continue to operate as two separate and successful companies until the transaction is complete.
We know that you will have questions about what this merger means to you. Our two companies will be working together over the next several months to plan our integration, and we pledge to keep you informed every step of the way.
Following the completion of the merger, Jim O’Connor will become Chairman and Chief Executive Officer of the combined company. Don Slager of Allied will become President and Chief Operating Officer and Tod Holmes will become Chief Financial Offer.
As a result of the relocation of our corporate headquarters to Phoenix, Arizona, we will eventually be closing our corporate offices in Fort Lauderdale and will not be moving to the new building in Sunrise. This was a very difficult decision, but the right one for the future success of the combined company. Please note that the Corporate office will not close immediately. Once the merger is completed, there will still be a period of time required to handle integration issues. There will be employees needed to work on integration which for some employees could be several months. Retention pay is planned for people who remain through the close and until they are released from employment.

Some affected employees will be offered the opportunity to relocate to Phoenix. Those people who ultimately lose employment will be offered severance packages and outplacement assistance to help with the transition that will result for the job reductions. In all cases, we are committed to the fair and equitable treatment of all employees. As we make decisions about employee issues, we will continue to communicate with you regularly as we work toward the completion of the deal.
We encourage you to visit the Republic intranet for more information, which we will regularly update with new developments as they occur. You can also find out more about the merger at www.RepublicAllied.com, which we will also update regularly. On the intranet there will be a mechanism where you can leave your questions and you can also call our employee hot line at 1-866-384-8644.
The success of our business is a result of your hard work and commitment to our company. Thank you for your contributions in helping to shape this company and get us where we are today.
Sincerely,

Jim O’Connor
Republic Services Chairman and Chief Executive Officer